UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: September 4, 2024

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1990 Main Street Suite 750 Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 4, 2024, Oragenics, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with Dawson James Securities Inc. (“Dawson James” or the “Placement Agent”) pursuant to which the Company engaged Dawson James as the placement agent for a registered public offering by the Company (the “Offering”) of an aggregate of (i) 8,106,584 shares of its common stock, par value $0.001 per share (“Common Stock”), or pre-funded warrants to purchase shares of Common Stock (“Pre-Funded Warrants”) in lieu thereof (the “Offering”). In connection with the Offering, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor to purchase Common Stock and Pre-Funded Warrants. The Purchase Agreement contains customary representations, warranties and agreements of the Company and the purchaser and customary indemnification rights and obligations of the parties.

The Offering Price was $0.55 per shares of Common Stock. The Pre-Funded Warrants were priced at an offering price of $0.549 per Pre-Funded Warrant, which is equal to the offering price per share of Common Stock less the $0.001 per share exercise price of each such Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and terminate when exercised in full.

The Offering closed on September 5, 2024. Upon the closing of the Offering, the Company issued and sold 3,078,378 shares of Common Stock and Pre-Funded Warrants to purchase 5,028,206 shares of Common Stock.

Immediately after the Offering, the Company has 8,659,071 shares of Common Stock issued and outstanding and 5,028,206 Pre-Funded Warrants outstanding to acquire 5,028,206 shares of common stock.

The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Common Stock and Pre-Funded Warrants. The Company agreed to pay the Placement Agent a placement agent fee in cash equal to 7.00% of the gross proceeds from the sale of the Common Stock and Pre-Funded Warrants in this Offering. The Company also agreed to reimburse the Placement Agent for all reasonable travel and other out-of-pocket expenses, including the reasonable fees of legal counsel, not to exceed $125,000. In addition, the Company agreed to issue to the Placement Agent warrants to purchase up to five percent 5% of the aggregate number of securities sold in the Offering (the “Placement Agent Warrants”) with an exercise price 125% of the offering price of the Common Stock in the Offering and exercisable commencing six months from the closing of the Offering and for five years thereafter

The Offering resulted in gross proceeds to the Company of approximately $4.45 million before deducting placement agent fees and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds of approximately $3.79 million from the offering to fund the continued development of its ONP-002 product candidate and for general corporate purposes and working capital.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Offering was made pursuant to a registration statement on Form S-1 (File No. 333-281618), which was declared effective by the Securities and Exchange Commission on September 3, 2024.

The Company also entered into a warrant agency agreement with its transfer agent, Continental Stock Transfer & Trust Company, who will act as warrant agent for the Company, setting forth the terms and conditions of the Pre-Funded Warrants sold in the Offering (the “Warrant Agency Agreement”).

The Placement Agency Agreement, form of Pre-Funded Warrant, form of Placement Agent Warrant, Warrant Agency Agreement and form of Securities Purchase Agreement are filed as Exhibits 1.1, 4.1, 4.2, 4.3 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agent Agreement, Pre-Funded Warrant, Placement Agent Warrant and form of Securities Purchase Agreement are qualified in their entirety by reference to such exhibits.

ITEM 8.01 OTHER EVENTS.

On, September 4, 2024, the Company issued a press release announcing the pricing of the Offering. On September 5, 2024, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
1.1	Placement Agency Agreement dated, September 4, 2024, between Oragenics, Inc. and Dawson James Securities, Inc.

4.1	Form of Pre-Funded Warrant.

4.2	Form of Placement Agent Warrant.

4.3	Warrant Agency Agreement.

10.1	Form of Securities Purchase Agreement.

99.1	Pricing Press Release Dated, September 4, 2024.

99.2	Closing Press Release Dated September 5, 2024.

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 5th day of September, 2024.

ORAGENICS, INC.
(Registrant)

BY:	/s/ Janet Huffman
Janet Huffman
Chief Financial Officer